Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Schlumberger Data and Consulting Services consents to the use of information contained in our report, as of December 31, 2004, 2003 and 2002, setting forth the estimates of revenues from the natural gas and crude oil reserves owned by Quicksilver Resources Inc. in the Prospectus, which is a part of this Pre-Effective Amendment No.1 to Registration Statement No. 333-122361. We further consent to the reference to us under the heading “Reserve Engineers” in the Prospectus.

SCHLUMBERGER DATA AND CONSULTING SERVICES

By:	/S/ JOSEPH H. FRANTZ, JR.
Joseph H. Frantz, P.E USLE Consulting Services Manager

Dallas, Texas

April 20, 2005